Exhibit 5.1

13 July 2020	Matter No.:831797
Doc Ref: RH/106217960
Richard.Hall@conyers.com

GDS Holdings Limited

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman KY1-1111

Cayman Islands

Dear Sirs,

GDS Holdings Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with a registration statement on form F-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) and the prospectus supplement dated 13 July 2020 (the “Prospectus”) relating to the registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of 24,615,384 class A ordinary shares, par value US$0.00005 each, of the Company (the “Class A Ordinary Shares”) which are to be represented by American Depositary Shares (“ADSs”).

For the purposes of giving this opinion, we have examined a copy of (i) the Registration Statement, and (ii) the Prospectus, which are sometimes collectively referred to as the “Offer Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed (1) the amended and restated memorandum and articles of association of the Company certified by the Assistant Secretary of the Company on 13 July 2020, (2) minutes of a meeting of the directors of the Company dated 22 June 2020 (the “Director Resolutions”), (3) a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 25 July 2020 (the “Certificate Date”), (4) a copy of the register of members of the Company as at 13 July 2020 certified by the Assistant Secretary of the Company on 13 July 2020 (the “Certified Register of Members”), and (5) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Offer Documents and other documents reviewed by us, (d) that the Director Resolutions were passed at one or more duly convened, constituted and quorate meetings, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, and (f) the validity and binding effect under the laws of the United States of America of the Offer Documents and that the Registration Statement will be duly filed with the Commission.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

On the basis of and subject to the foregoing, we are of the opinion that:

1.                          The Company is duly incorporated and existing under the law of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date.  Pursuant to the Companies Law (the “Law”), a company is deemed to be in good standing if all fees and penalties under the Law have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Law.

2.                          Based solely on our review of the memorandum of association of the Company, the Company has an authorised share capital of US$100,100, divided into 2,002,000,000 shares of a nominal or par value of US$0.00005, of which 1,800,000,000 shall be designated as class A ordinary shares, 200,000,000 shall be designated as class B ordinary shares and 2,000,000 shall be designated as preferred shares.

3.                          Based solely on our review of the Certified register of Members, the 24,6125,384 Class A Ordinary Shares are validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

4.                          The statements in the Prospectus under the caption “Taxation — Cayman Islands Taxation” insofar and to the extent that they constitute a summary or description of the laws and regulations of the Cayman Islands fairly and accurately present the information and summarise the matters referred to therein and nothing has been omitted from such statements that would make them misleading in any material respect.

We hereby consent to the references to our firm under the captions “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” in the prospectus and the Registration Statement.  In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman
Conyers Dill & Pearman